UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ANSYS, Inc.

(Name of Registrant as Specified In Its Charter)

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ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

April 7, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) to be held on Tuesday, May 20, 2014, at 2:00 p.m. Eastern Time, at the Southpointe Club located at Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”).

The Annual Meeting has been called for the purposes of (i) electing three Class III Directors for three-year terms; (ii) considering a non-binding advisory vote on the compensation of our named executive officers; (iii) ratifying the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and (iv) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 21, 2014 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote “FOR” the election of the nominees of the Company’s Board of Directors as Class III Directors of the Company; “FOR” the approval of the compensation of the Company’s named executive officers; and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 19, 2014. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Sincerely,

James E. Cashman III

President and

Chief Executive Officer

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, May 20, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) will be held on Tuesday, May 20, 2014, at 2:00 p.m. Eastern Time, at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”), for the purpose of considering and voting upon:

1.	The election of three Class III Directors for three-year terms;

2.	The compensation of our named executive officers, to be voted on a non-binding, advisory basis;

3.	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and,

4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 21, 2014 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of Common Stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors

Sheila S. DiNardo

Vice President, General Counsel

and Secretary

Canonsburg, Pennsylvania

April 7, 2014

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 19, 2014. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

2014 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

-	Time and Date	2:00 p.m., May 20, 2014

-	Place	Southpointe Club
360 Southpointe Boulevard
Canonsburg, PA 15317

-	Record Date	March 21, 2014

-	Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon.

Meeting Agenda

-	Election of three directors for three-year terms
-	Non-binding advisory vote on the compensation of our named executive officers
-	Ratification of Deloitte Touche LLP as independent auditor for 2014
-	Transact other business that may properly come before the meeting

Voting Matters

	Board Vote Recommendation	Page
Election of Directors	FOR EACH DIRECTOR NOMINEE	10
Advisory Vote on Executive Compensation	FOR	11
Ratification of Auditor for 2014	FOR	12

Director Nominees

The following table provides summary information about each director nominee. Each director nominee is elected for a three-year term by a majority of votes cast in uncontested elections.

						Committee Memberships
Name	Age	Director Since:	Occupation	Experience/ Qualification	Independent	AC	CC	NG	S	Other Public Company Boards
James E. Cashman III	60	2000	CEO, ANSYS, Inc.	-Leadership -Global -Technology					M	N/A

Ajei S. Gopal	52	2011	Operating Partner, Silver Lake	-Leadership -Operations -Technology	X	M			M	N/A

William R. McDermott	52	2007	CEO, SAP AG	-Leadership -Global -Operations	X		M	C		Under Armour, Inc.

AC	Audit Committee
C	Committee Chair
CC	Compensation Committee
F	Financial Expert
M	Committee Member
NG	Nominating & Corporate Governance Committee
S	Strategy Committee

Director Nominee Attendance

Each director nominee is a current director and attended at least 85% of the Board meetings and 100% of the meetings of the committees of which he was a member in Fiscal 2013.

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public auditor for 2014. Set forth below is a summary of the information provided in this proxy statement with respect to Deloitte’s fees for services provided in 2013 and 2012.

Type of Fees	2013	2012
Audit Fees	$981,000	$902,000
Audit-Related Fees	$143,000	$187,000
Tax Fees(1)	$462,000	$741,000
All Other Fees	$0	$0

Total	$1,586,000	$1,830,000

(1)	Tax fees in 2013 did not exceed audit and audit-related fees paid to Deloitte in 2013, and $385,000 of the tax fees incurred in 2013 related to tax compliance and preparation. Tax fees in 2012 did not exceed audit and audit-related fees paid to Deloitte in 2012, and $408,000 of the tax fees incurred in 2012 related to tax compliance and preparation.

Executive Compensation and Company Performance

Our executive compensation program is largely driven by our Company’s performance. Below are graphical representations depicting our stock price performance over 1-year, 3-year, 5-year and 10-year periods relative to the NASDAQ and Russell 1000 indices.

Summary of Executive Compensation Elements

Our executive compensation program is primarily performance-based and consists of the following elements:

Type	Form	Terms
Equity	Stock Options	- Options typically vest over 4 years while employed - 10-year life

	Performance-Based Restricted Stock Units (RSUs)	- RSUs have a 3-year performance period - Objective performance measure based on Total Shareholder Return relative to NASDAQ

Cash	Salary	- Generally eligible for increase annually

	Performance Bonus	- Target performance bonus ranges from 30%-100% of salary
- Discretionary based on non-GAAP revenue, operating profit and earnings per share objective performance measures and individual qualitative goals
- CEO bonus paid semi-annually and annually
- Other executive bonuses paid quarterly and annually

Retirement	401(k)	- Maximum 4.25% annual match as described on page 30

Other	Benefits	- Health, life and disability insurance, auto allowance, all commensurate with those generally available to eligible employees

Other Key Compensation Features

-	Management stock ownership requirements (3 times salary for CEO and 2 times salary for other NEOs)
-	Clawback of performance-based compensation
-	Double-trigger change of control vesting
-	No repricing or exchanges of stock options
-	Prohibition on hedging and pledges in Insider Trading Policy
-	Advisory Say-on-Pay Vote of 98% of votes cast by stockholders in favor of our FY 2012 NEO compensation

Summary of 2013 Compensation Decisions

Over the past 12 years, ANSYS has increased its market capitalization from $102 million at December 31, 2001 to more than $8 billion at December 31, 2013.

Throughout this period, our executive compensation philosophy has been consistent and heavily focused on the creation of value for our stockholders. In line with our executive compensation philosophy, we emphasize performance-based compensation that is realized only through continued improved performance in the form of stock options, performance-based restricted stock units and performance-based cash bonuses, which comprise approximately 79% of our CEO’s and 79% of our other named executive officers’ total compensation in Fiscal Year 2013.

The following charts depict how each element of compensation disclosed in the Summary Compensation Table on page 33 was weighted for our CEO and our other named executive officers as a group.

We believe that we effectively link executive compensation to Company performance by allocating approximately 79% of our CEO’s and 79% of our other named executive officers’ total compensation to performance-based elements in the form of stock options (which require increased stock price and continued employment to have any value), performance-based restricted stock units (which require stock price performance relative to the NASDAQ Total Shareholder Return over successive three-year periods to be earned) and performance-based cash bonuses (which require the attainment of both financial metrics and individualized, non-financial goals on a quarterly, semi-annual and annual basis to be earned).

2013 Compensation Summary

Set forth below is the 2013 compensation for our CEO and each named executive officer. Certain elements, namely option and performance-based restricted stock unit awards, are valued pursuant to SEC and financial accounting rules and do not reflect compensation actually realized by each executive in 2013. In order for the option awards and performance-based restricted stock unit awards disclosed in the summary table to have any value, the Company’s stock price must increase (in the case of options) and perform relative to the NASDAQ index (in the case of restricted stock unit awards), and both require continued employment.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	All Other	Total
James E. Cashman III CEO	$610,000	$579,500	$1,853,520	—	$22,643	$3,065,663
Maria T. Shields CFO	$299,874	$190,710	$849,530	—	$10,113	$1,350,227
Walid Abu-Hadba Chief Product Officer	$225,417	$174,848	$759,100	$1,286,120	$153,425	$2,598,910
Joseph C. Fairbanks, Jr. VP, Sales	$304,143	$227,600	$849,530	—	$16,113	$1,397,386
Joshua Fredberg VP, Marketing	$257,292	$113,850	$494,272	—	$10,113	$875,527

2014 Annual Meeting

Deadline for stockholder proposals                    December 7, 2014

Voting Mechanics

Stockholders of the Company are requested to complete, date, sign and return their proxies in one of the following ways: use the website address shown on the proxy card and vote over the Internet; use the toll-free telephone number shown on the proxy card and vote over the telephone; or, if a stockholder has requested a paper copy of these documents, mark, date and sign the proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. Internet and telephone voting procedures verify stockholders’ identities and allow stockholders to confirm that voting has been recorded correctly. Stockholders voting over the Internet should realize that there may be additional costs with electronic access, such as usage charges from internet access providers, which must be paid by the stockholder.

If you hold shares of our Common Stock indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may still direct your vote without attending the Annual Meeting. You may submit voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the voting instruction card provided by your broker or nominee.

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, May 20, 2014

ANNUAL MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ANSYS, Inc. (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 20, 2014 at 2:00 p.m. Eastern Time at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania, and any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.	The election of three Class III Directors for three-year terms;
2.	The compensation of our named executive officers on a non-binding, advisory basis;
3.	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and
4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being made available to stockholders of the Company on or about April 7, 2014 in connection with the solicitation of proxies for the Annual Meeting, and the Notice of Internet Availability of Proxy Materials is first being mailed to stockholders of the Company on or about April 7, 2014. The Board of Directors has fixed the close of business on March 21, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 92,648,236 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 85,742 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

The affirmative vote of holders of a majority of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the Class III Directors. Abstentions and broker non-votes will not be counted as voting with respect to the election of the Class III Directors and, therefore, will not have an effect on the election of the Class III Directors.

The affirmative vote of the majority of the shares of Common Stock entitled to vote on the matter is required for the non-binding, advisory approval of the compensation of our named executive officers. Abstentions and broker non-votes will not be treated as votes and, accordingly, will have no effect on the outcome of the vote on this proposal.

Stockholders of the Company are requested to complete, date, sign and return their proxies in one of the following ways: use the website address shown on the proxy card and vote over the Internet; use the toll-free telephone number shown on the proxy card and vote over the telephone; or, if a stockholder has requested a paper copy of these documents, mark, date and sign the proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the nominees for Directors listed in this Proxy Statement, the approval on a non-binding, advisory basis of the compensation of the Company’s named executive officers and the ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. It is not anticipated that any matters other than the election of three Class III Directors, the approval of the compensation of the Company’s named executive officers and the ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. Internet and telephone voting procedures verify stockholders’ identities and allow stockholders to confirm that voting has been recorded correctly. Stockholders voting over the Internet should realize that there may be additional costs with electronic access, such as usage charges from Internet access providers, which must be paid by the stockholder.

If you hold shares of our Common Stock indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may still direct your vote without attending the Annual Meeting. You may submit voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the voting instruction card provided by your broker or nominee.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2013 (“Fiscal 2013”), is being made available to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

DISCUSSION OF PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with three Directors in Class I, three Directors in Class II and three Directors in Class III. Directors serve for three-year terms with one class of Directors being elected by our stockholders at each annual meeting.

At the Annual Meeting, three Class III Directors will be elected to serve until the annual meeting of stockholders in 2017 and until such Directors’ successors are duly elected and qualified. Based on the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated James E. Cashman III, Ajei S. Gopal and William R. McDermott for re-election as Class III Directors. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Mr. Cashman, Dr. Gopal and Mr. McDermott as Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees have agreed to stand for re-election and to serve, if elected, as Directors. However, if any person nominated by our Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend.

Vote Required For Approval

A quorum being present, the affirmative vote of holders of a majority of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the nominees as Class III Directors of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AS CLASS III DIRECTORS OF THE COMPANY.

PROPOSAL 2

NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 401 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

At our 2011 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors, and the Board of Directors currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in our proxy statement for additional details about our executive compensation programs, including information about the Fiscal 2013 compensation of our named executive officers.

The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Recommendation

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal will be required for approval. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Deloitte & Touche LLP is considered by our management to be well-qualified. A representative of Deloitte & Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Although we are not required to submit the ratification of the selection of our independent registered public accounting firm to a vote of stockholders, our Board of Directors believes that it is sound policy to do so. In the event that the majority of the votes cast are against the selection of Deloitte & Touche LLP, our Directors will consider the vote and the reasons for it in future decisions on the selection of independent registered public accounting firms.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OUR BOARD OF DIRECTORS

Director Profiles

Set forth below is certain information regarding our Directors, including the Class III Directors who have been nominated for election at our Annual Meeting.

Name	Age	Director Since
Class I—Term Expires 2015
Peter J. Smith (4)	69	1994
Bradford C. Morley (1)(3)	67	2001
Patrick J. Zilvitis (2)(3)	71	2000
Class II—Term Expires 2016
Michael C. Thurk (1)(4)	61	2007
Ronald W. Hovsepian (2)	52	2012
Barbara V. Scherer (1)	58	2013
Class III—Term Expires 2014
James E. Cashman III* (4)	60	2000
William R. McDermott* (2)(3)	52	2007
Ajei S. Gopal* (1)(4)	52	2011

*	Nominee for re-election.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Strategy Committee.

The principal occupation and business experience for at least the last five years for each of our Directors is set forth below.

Peter J. Smith has been Chairman of our Board of Directors since July 1995. Mr. Smith joined the Company in 1994 and served as president until April 1999 and chief executive officer until February 2000. Prior to joining the Company, Mr. Smith was vice president of european operations for Digital Equipment Corporation from November 1991 to March 1994. Previously, he managed Digital’s worldwide applications development and marketing activities, including its Engineering Systems Group which focused on CAD and CAM, graphics and general engineering software. Mr. Smith is also the past chairman of Bluesocket, Inc., Neartek, Inc. and the Martin Group, and a former director of NxTrend Inc. and Accellos Inc. Prior oversight and management roles as chairman, director, officer and CEO of several software and global technology companies, as well as extensive board and management experience with the Company, enable Mr. Smith to provide leadership and a diversity of skills and expertise to the Board of Directors as well as assuring that the Board of Directors maintains a structure and process that the Company believes is advantageous for good governance.

James E. Cashman III has been our president since 1999 and our chief executive officer since February 2000. Mr. Cashman served as our senior vice president of operations upon joining the Company in September 1997 until April 1999. Prior to joining the Company, Mr. Cashman was vice president of marketing and international operations at PAR Technology Corporation, a computer software and hardware company involved in transaction processing, from 1995 to September 1997. From 1992 to 1994, he was vice president of product development and marketing at Metaphase Technology, Inc., a product data management company, which was a joint venture of Structural Dynamics Research Corporation and Control Data Systems. Prior to joining Metaphase, Mr. Cashman was employed by Structural Dynamics Research Corporation, a computer aided design company, from 1976 to 1992, in a number of sales and technical positions. Mr. Cashman is also chairman of the Pittsburgh Technology Council and a past Board member of the Carnegie Museum of Natural History. Mr. Cashman’s experience includes senior responsibilities in technology, product and market strategy management as well as sales, operational and international functions prior to his general management role with the Company for the past 16 years. His long-standing vision and well-diversified background are key components of the Company’s board structure and effectiveness.

Ajei S. Gopal joined the Company’s Board in February 2011. Dr. Gopal has been an operating partner at Silver Lake since April 2013. Prior to Silver Lake, he was senior vice president at Hewlett Packard (HP) since 2011. Prior to joining HP, Dr. Gopal was executive vice president at CA Technologies, which he joined in 2006. From 2004 to 2006, he was with Symantec Corporation, where he served as executive vice president and chief technology officer. Earlier, Dr. Gopal served as chief executive officer and a member of the board of directors of ReefEdge Networks, a company he co-founded in 2000. Before that, he worked at IBM from 1991 to 2000, initially at IBM Research, and later in IBM’s Software Group. He began his career as a member of the technical staff at Bell Communications Research. Dr. Gopal’s background in both technology and senior management of large software and technology companies, along with his experience in global operations and business development, provide significant insight and advisory capacity to the Company’s Board of Directors.

Ronald W. Hovsepian joined the Company’s Board in February 2012. Mr. Hovsepian has served as president, chief executive officer and director of IntraLinks, Inc. since December 2011. Previously, Mr. Hovsepian served as president and chief executive officer of Novell, Inc. from 2005 to 2011. He joined Novell in 2003 and served, among other roles, as executive vice president and president of worldwide field operations. Prior to Novell, Mr. Hovsepian was a managing director with Bear Stearns Asset Management, a technology venture capital fund, from February to December 2002. From March 2000 to February 2002, Mr. Hovsepian served as managing director for Internet Capital Group, a venture capital firm. He started his career at IBM Corporation and held management and executive positions for almost 17 years, including worldwide general manager of IBM’s Distribution industries and the executive responsible for global hardware and software development, sales, marketing and services related to that industry. Mr. Hovsepian currently serves as non-executive chairman of the board of ANN, Inc. His extensive experience in the technology and software industries as a chief executive officer, senior manager and venture capital investor positions him to contribute significantly to the Company’s Board of Directors and provide guidance in the areas of sales, marketing and product development.

William R. McDermott has served as a Director of the Company since July 2007. In February 2010, Mr. McDermott was appointed co-CEO of SAP AG and he was recently announced to become the sole CEO effective May 2014. He has been a member of the Executive Board of SAP AG since 2008. Prior to that appointment, Mr. McDermott was the president and chief executive officer of SAP Global Field Operations. Prior to SAP, Mr. McDermott served as executive vice president of Worldwide Sales & Operations at Siebel Systems and as president of Gartner, Inc. He spent 17 years at Xerox Corporation holding various senior management positions including president of U.S. Major Account Organization and senior vice president/general manager of Xerox Business Systems. He serves on the board of directors of Under Armour, Inc., a performance apparel company dedicated to technologically advanced products. Mr. McDermott’s experience serving and having served in top positions with large leading worldwide software and technology companies for more than 20 years provides extensive general management, international and customer-facing insight to the Company’s Board of Directors.

Bradford C. Morley has served as a Director of the Company since February 2001. From 1994 through 2007, Mr. Morley served as a director for various high technology software companies, including Computer Aided Design Software, Inc., Camax Manufacturing Technologies, and CoCreate Software, Inc., where he served as chairman of the Board. From 1990 to 1993, Mr. Morley was president of Applicon, Inc., a CAD/CAM subsidiary of Schlumberger Ltd. Prior to that time, Mr. Morley was employed for fifteen years at Structural Dynamics Research Corporation, where he served as senior vice president and general manager. Mr. Morley has wide-ranging experience in operational and strategic senior management roles within companies which directly address similar or adjacent markets to those of the Company. In addition, his deep background in senior financial roles provides very valuable skills for functioning in his role as the chairman of our audit committee.

Barbara V. Scherer has served as a Director of the Company since April 2013. Ms. Scherer was senior vice president, finance and administration and chief financial officer of Plantronics, Inc., a global leader in audio communication devices for businesses and consumers from 1998-2012, and was vice president, finance and administration and chief financial officer from 1997-1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. Ms. Scherer is a director of Netgear, Inc., a global networking company that delivers innovative products to consumers, businesses and service providers. From 2004 through 2010 she served as a director of Keithley Instruments, a publicly traded test and measurement company, until its acquisition by Danaher Corporation. With a career spanning more than 32 years including 25 in senior financial leadership roles in the technology industry, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Michael C. Thurk has served as a Director of the Company since May 2007. Mr. Thurk is currently the managing partner for Mariposa Consulting, LLC, which provides business and technical consulting for emerging communications companies. From 2006 to 2008, Mr. Thurk served as chief operating officer and member of the board at Avaya, Inc. He also held the position of president of Avaya’s Global Communications Solutions and was previously a group vice president of systems at Avaya since 2002. Mr. Thurk has also held management positions at Ericsson and several U.S. data communications companies. At Ericsson, he was executive vice president of Division Data Backbone and Optical Networks and president of Ericsson Datacom, Inc. Before Ericsson, Mr. Thurk was president of Xyplex Networks and a vice president with General DataComm. Prior to that, he worked for Digital Equipment Corporation, in various senior roles and as a vice president responsible for enterprise network related businesses. Mr. Thurk retired as a director of Acme Packet, Inc., a company specializing in border control solutions, in September 2010. Extensive general management experience at large worldwide technology-focused companies provides Mr. Thurk with the ability to contribute significantly to the Company’s strategic, technology and operational directions.

Patrick J. Zilvitis has served as a Director of the Company since July 2000. Mr. Zilvitis was chief information officer and corporate vice president of The Gillette Company, a global producer of consumer goods, from 1992 through 2000. From 1987 to 1992, Mr. Zilvitis managed the Consulting Services business at Digital Equipment Corporation. From 1985 to 1987, Mr. Zilvitis served as president of Martin Marietta Data Systems, responsible for its commercial systems integration, software and timesharing businesses and company-wide internal information technology. Mr. Zilvitis started his career with IBM and spent 17 years in sales, product management and general management positions. Notably, he managed IBM’s Personal Computer channel for large accounts in 1981, the beginning years of the PC. Mr. Zilvitis formerly served as a director of Stocker Yale, Inc., a specialty optics manufacturer, from 2004 to 2009, and has been an independent IT consultant since his retirement from Gillette. Mr. Zilvitis’ experience both as a vendor and as a customer of information technology products and services provides unique and valuable experience and perspective as the Company develops and expands its internal information technology capabilities, integrates acquisitions, and evolves its worldwide sales model to partner with customers’ user communities and their internal information technology departments.

Director Independence

Our Board of Directors has determined that each of Dr. Gopal, Mr. Hovsepian, Mr. McDermott, Mr. Morley, Mr. Thurk, Ms. Scherer and Mr. Zilvitis is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(c) of the NASDAQ listing requirements and the Exchange Act and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Therefore, we currently have a majority of “independent directors.”

Corporate Governance Guidelines

Our Board of Directors has approved and adopted Corporate Governance Guidelines to (i) promote the effective functioning of our Board and its committees and (ii) provide the framework for corporate governance of the Company. The Corporate Governance Guidelines are posted on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Code of Business Conduct and Ethics

Our Board of Directors has adopted the ANSYS, Inc. Code of Business Conduct and Ethics, which applies to all employees, officers and Directors of the Company and its subsidiaries. Our Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer and Chief Financial Officer. Our Code of Business Conduct and Ethics also meets the requirements of corporate governance under the listing standards of NASDAQ. Our Code of Business Conduct and Ethics is posted on our website at www.ansys.com in the

“Investor Relations” section under the heading “Corporate Governance.” We will also provide a copy of our Code of Business Conduct and Ethics to stockholders upon request, and intend to disclose any amendments to the Code of Business Conduct and Ethics, as well as any waivers for executive officers or Directors, on our website at www.ansys.com.

Meetings of Our Board of Directors

Our Board of Directors held seven (7) meetings during Fiscal 2013. Each of our incumbent Directors attended at least 85% of the total number of meetings of our Board and the committees of which he or she was a member during Fiscal 2013.

Meetings of Our Independent Directors

Our independent Directors regularly meet in executive sessions outside of the presence of management. Currently, our independent Directors are Dr. Gopal, Mr. Hovsepian, Mr. McDermott, Mr. Morley, Ms. Scherer, Mr. Thurk and Mr. Zilvitis. The presiding Director for these meetings is currently Mr. Zilvitis. Any interested party who wishes to make his or her concerns known to our independent Directors may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to Mr. Zilvitis.

Director Attendance at Our Annual Meeting

We do not have a policy with respect to Directors’ attendance at our annual meeting of stockholders. The following Directors attended our 2013 annual meeting: Mr. Cashman, Mr. Smith, Dr. Gopal, Mr. Hovsepian, Mr. McDermott, Mr. Morley, Ms. Scherer, Mr. Thurk and Mr. Zilvitis.

Stockholder Communications with Our Board of Directors

Any stockholder desiring to send communications to our Board of Directors, or any individual Director, may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to our Board of Directors or the particular Director, as the case may be.

Board Leadership Structure

The roles of Chairman of the Board of Directors and Chief Executive Officer of the Company are separated. Mr. James E. Cashman III is the Company’s Chief Executive Officer, while our Board is led by our Chairman, Mr. Peter J. Smith. Mr. Smith is the former Chief Executive Officer of the Company and has significant experience in our industry and with the Company which provides our Board with significant leadership advantages. The Company has also established a lead independent director position in order to assure that our independent directors have a strong voice in the leadership of our Board. The Company has appointed Mr. Zilvitis as its lead independent Director, and he has the principal responsibility for leading meetings of our independent Directors. We believe that this structure provides our Board with the greatest breadth of leadership and depth of experience, while also providing balance for the direction of the Company.

Our Board of Directors delegates principal responsibility for its risk management and assessment functions to its Audit Committee. In addition to the Audit Committee, the Compensation Committee has primary responsibility for reviewing the impact of the Company’s compensation programs upon the Company’s risk management efforts. The Company has determined that the Chair of the Audit Committee and the Chair of the Compensation Committee, Mr. Morley and Mr. Zilvitis, respectively, should not serve on the other committee with a significant area of risk management responsibility in order to further diversify the primary opinions of the quality of the Company’s risk management. Additionally, Mr. Zilvitis leads all meetings of the independent Directors. The Company believes that this division of risk management related roles among the independent Directors fosters an atmosphere of significant involvement in the oversight of risk at the Board of Directors level and strongly complements the Company’s risk management policies.

Committees of Our Board

Our Board of Directors has established an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), a Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”) and a Strategy Committee (the “Strategy Committee”).

Committee Membership

	Audit	Nominating & Governance	Compensation	Strategy
Peter J. Smith				X
James E. Cashman III				X
Ajei S. Gopal	X			X
Ronald W. Hovsepian			X
William R. McDermott		X*	X
Bradford C. Morley	X*	X
Barbara V. Scherer	X
Michael C. Thurk	X			X*
Patrick J. Zilvitis		X	X*

*Committee Chair

Audit Committee

Our Audit Committee selects our independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with our independent registered public accounting firm, reviews with management and our independent registered public accounting firm the Company’s quarterly and annual operating results, including the Company’s audited financial statements, reviews our periodic disclosures related to the Company’s financial statements, considers the adequacy of our internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees our risk management policies and practices, and establishes policies for business values, ethics and employee relations.

Our Audit Committee currently consists of the following four (4) Directors: Ajei S. Gopal, Bradford C. Morley (Chairman), Barbara V. Scherer and Michael C. Thurk, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(c) of the NASDAQ listing requirements and the Exchange Act and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Our Board of Directors has determined that Bradford C. Morley and Barbara V. Scherer each qualify as an “audit committee financial expert.” During Fiscal 2013, our Audit Committee held four (4) meetings and all members attended 100% of the meetings. Our Audit Committee Charter is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees the qualification and nomination process for potential director candidates, reviews the continued qualifications of existing Directors and is responsible for corporate governance oversight. As part of its evaluation of potential director candidates, our Nominating and Corporate Governance Committee considers whether each candidate’s background, experience and skill sets would provide new or alternative viewpoints or areas of expertise that would expand our Board’s collective understanding, insight and ability to make judgments regarding the Company’s global software business.

Our Nominating and Corporate Governance Committee currently consists of the following three (3) Directors: William R. McDermott (Chairman), Bradford C. Morley and Patrick J. Zilvitis, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(e) of the NASDAQ listing requirements and the Exchange Act and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Our Nominating and Corporate Governance Committee held three (3) meetings in Fiscal 2013 and all members attended 100% of the meetings. Our Nominating and Corporate Governance Committee Charter is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Compensation Committee

Our Compensation Committee is responsible for reviewing and recommending the compensation of our Chief Executive Officer, other than equity grants, reviewing and approving the equity compensation of our Chief Executive Officer and the compensation of all of our executive officers, overseeing general compensation levels, policies and programs for our employees as a group, approving and administering our equity plans, including our Fourth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (“Option Plan”) and Second Amended and Restated ANSYS, Inc. Employee Stock Purchase Plan (“ESPP”), and succession planning for our senior management. To the extent not established by our Board, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing non-employee Directors.

Our Compensation Committee currently consists of the following three (3) Directors: Ronald W. Hovsepian, William R. McDermott and Patrick J. Zilvitis (Chairman), each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(d) of the NASDAQ listing requirements and the Exchange Act and as such term is defined in Rule 5605 of the NASDAQ listing requirements. six (6) meetings of our Compensation Committee were held during Fiscal 2013 and all members attended 100% of the meetings. Our Compensation Committee Charter is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Strategy Committee

Our Strategy Committee works closely with management and the Board to (i) develop and execute the Company’s long-term strategic plans and (ii) review and evaluate certain key strategic transactions outside the ordinary course of the Company’s business. The Board appointed Peter J. Smith, James E. Cashman III, Ajei S. Gopal and Michael C. Thurk (Chairman) as members of the Strategy Committee. Two (2) meetings of the Strategy Committee were held in Fiscal 2013 and all members attended 100% of the meetings. Our Strategy Committee Charter is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

The Board’s Role in Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and ensures that appropriate risk management strategies are implemented by management. The Board also receives a legal and risk update from management at each of its regular quarterly meetings.

The Board oversees the Company’s risk assessment processes actively through the Audit Committee. The Audit Committee receives a risk management update from management as part of its regular quarterly meetings and reviews all risk assessments conducted by the Company annually, the results of which are reported by the Audit Committee to the full board as part of its subsequent quarterly report. In addition, the Audit Committee oversees the Company’s annual enterprise business risk assessment and bi-annual fraud risk assessment, which are conducted by the Company’s Internal Auditor, who reports directly to the Audit Committee. The annual enterprise business risk assessment reviews the Company’s performance with regard to ongoing financial risks, operational risks, strategic risks and previously identified external risks, and also identifies new risks that the Company will face for each upcoming year.

Our Compensation Committee also reviews the annual enterprise business risk assessment as part of its ongoing oversight of the Company’s compensation programs, with particular attention paid to the review of risks related to the Company’s reliance on equity compensation as a significant portion of the total compensation paid to our executive officers. We have determined that it is not reasonably likely that our compensation policies would have a material, adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and all members are considered independent as such term is defined in Rule 5605 of the NASDAQ listing requirements. There are no Compensation Committee interlocks.

Director Compensation

We compensate our independent Directors through a mix of cash and equity-based compensation. The fees stated in the table below have been in effect since April 1, 2006, unless modified as set forth in the footnotes following the table, and all fees are paid quarterly in arrears. Director equity-based compensation levels were established in 2008 as set forth on page 18.

Role	Annual Fee
Annual Retainer	$40,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Corporate Governance Committee Chair	$15,000
Strategy Committee Chair	$15,000
Audit Committee Member	$10,000
Compensation Committee Member	$10,000
Corporate Governance Committee Member	$5,000
Strategy Committee Member	$5,000

Our independent Directors also received, at their option, (i) a grant of 5,600 deferred stock units (“DSUs”), which are rights to receive shares of our Common Stock upon termination of service as a Director, or (ii) options to purchase 14,000 shares of our Common Stock. The DSU and option grants are all awarded quarterly in arrears in accordance with our Option Plan and our Equity Grant Policy. Under our Equity Grant Policy, which is described on page 29 of this Proxy Statement, the exercise price of all options granted is equal to the closing price of the Common Stock on the date of grant. For stock option grants occurring prior to February 17, 2011, pursuant to our Option Plan and our stock option agreements with each independent Director, all stock options awarded to independent Directors are subject to “single-trigger” vesting and shall become fully vested in the event of a change of control of the Company. Stock option grants occurring on or after February 17, 2011 for independent Directors are subject to “double-trigger” vesting and shall become fully vested in the event the Director is no longer a Director within 18 months of a change of control of the Company.

Directors who are also our employees do not receive any additional compensation for service on the Board.

Director Stock Ownership Guidelines

On December 14, 2005, our Board approved stock ownership guidelines for Directors, which were amended on February 17, 2011 and December 13, 2011. Under these guidelines, all members of our Board are required to own equity in the form of stock or deferred stock units of the Company equal to a minimum of 5,000 shares and to maintain this minimum amount throughout their tenure as a member of our Board. New Board members have three years to attain this minimum stock ownership level. The Director stock ownership guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Total ($)
Ajei S. Gopal	$55,000	$455,882	—	$510,882
Ronald W. Hovsepian	$50,000	$455,882	—	$505,882
William R. McDermott	$65,000	$455,882	—	$520,882
Bradford C. Morley	$65,000	—	$417,830	$482,830
Barbara V. Scherer	$34,063	$207,471	—	$241,534
Michael C. Thurk	$65,000	—	$417,830	$482,830
Patrick J. Zilvitis	$65,000	$455,882	—	$520,882

(1)

Mr. James E. Cashman III and Mr. Peter J. Smith, each of whom is a Director of our Company, have been omitted from this table because they receive no compensation for serving on our Board. Mr. Cashman’s compensation as CEO for

Fiscal 2013 is detailed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 22. Mr. Smith’s compensation as our Chairman for Fiscal 2013 consisted of the following: (1) $145,000 base salary; (2) $7,200 auto allowance; (3) $239 reimbursement for auto usage-related expenses; (4) $6,468 of Company contributions to defined contribution and 401(k) plans; and (5) 14,000 stock options. Mr. Smith’s stock option grants occurred on March 4, 2013, May 15, 2013, August 14, 2013 and November 14, 2013 during open trading windows.
(2)	The aggregate number of non-employee Director stock options outstanding as of our December 31, 2013 fiscal year end was 215,500 and the aggregate number of non-employee Director DSU awards outstanding was 101,842. The following are the aggregate number of stock option awards outstanding that have been granted to each of our independent Directors as of December 31, 2013: Mr. Morley: 123,000; Mr. Thurk: 76,500; and Mr. Zilvitis: 16,000. The following are the aggregate number of DSU awards outstanding that have been granted to each of our independent Directors as of December 31, 2013: Dr. Gopal: 14,684; Mr. Hovsepian: 8,923; Mr. McDermott: 36,820; Ms. Scherer: 2,415; Mr. Thurk: 6,400; and Mr. Zilvitis: 32,600.
(3)	Refer to Note 13, “Stock-based Compensation” beginning on page 71 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2014 for the relevant assumptions used to determine the valuation of our stock awards and option awards. The amounts in the table reflect the dollar amount that will be recognized for financial statement reporting purposes over the vesting period, in accordance with accounting guidance for stock-based compensation. These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual value that may be recognized by the non-employee Directors.

Transactions with Related Persons

We have adopted a written policy providing that all material transactions between the Company and its officers, directors and other affiliates must be (i) approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Company’s Board of Directors, and (ii) on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table presents information about persons or entities known to the Company to be the beneficial owner of more than five percent of our Common Stock as of December 31, 2013. The following information is based solely upon copies of filings of Schedule 13G received by the Company pursuant to the rules of the Securities and Exchange Commission (“SEC”).

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
BlackRock, Inc	6,485,281	(1)	7.00%
40 East 52nd Street
New York, NY 10022
FMR LLC	6,367,892	(2)	6.87%
82 Devonshire Street
Boston, MA 02109
AllianceBernstein L.P	5,126,063	(3)	5.50%
1345 Avenue of the Americas
New York, NY 10105
The Vanguard Group, Inc.	5,061,955	(4)	5.46%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	The information reported is based on a Schedule 13G/A filed with the SEC on January 28, 2014 reporting beneficial ownership as of December 31, 2013.
(2)	The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2014 reporting beneficial ownership as of December 31, 2013.

(3)	The information reported is based on a Schedule 13G filed with the SEC on February 11, 2014 reporting beneficial ownership as of December 31, 2013.
(4)	The information reported is based on a Schedule 13G filed with the SEC on February 11, 2014 reporting beneficial ownership as of December 31, 2013.

Security Ownership of Our Management

The following table presents certain information pertaining to all of our executive officers and Directors as of January 31, 2014, based on their representations to the Company. All such information was provided by the stockholders listed and reflects their beneficial ownership as of January 31, 2014.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent (2)
Peter J. Smith (3)	162,498	*
James E. Cashman III (4)	1,262,916	1.37%
Maria T. Shields (5)	229,594	*
Walid Abu-Hadba (6)	100	*
Joseph C. Fairbanks, Jr. (7)	143,428	*
Joshua Fredberg (8)	61,513	*
Ajei S. Gopal (9)	14,684	*
Ronald W. Hovsepian (10)	8,923	*
William R. McDermott (11)	36,820	*
Bradford C. Morley (12)	95,125	*
Barbara V. Scherer (13)	2,415	*
Michael C. Thurk (14)	50,025	*
Patrick J. Zilvitis (15)	50,200	*
All executive officers and Directors as a group (15 persons) (16)	2,217,302	2.40%

*	Less than 1%.
(1)	Addresses are c/o ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA 15317.
(2)	All percentages have been determined as of January 31, 2014 in accordance with Rule 13d-3 under the Exchange Act. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after January 31, 2014. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after January 31, 2014 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of January 31, 2014, a total of 92,409,771 shares of Common Stock were issued and outstanding.
(3)	Includes 131,873 shares of Common Stock, 7,000 DSUs and vested options to purchase 23,625 shares. Excludes unvested options to purchase 24,875 shares.
(4)	Includes 326,870 shares of Common Stock and vested options to purchase 911,046 shares. Excludes unvested options to purchase 104,250 shares and 49,000 unvested RSUs.
(5)	Includes 38,344 shares of Common Stock and vested options to purchase 181,250 shares. Excludes unvested options to purchase 36,750 shares and 21,000 unvested RSUs.
(6)	Includes 100 shares of Common Stock. Excludes unvested options to purchase 44,000 shares and 10,000 unvested RSUs.
(7)	Includes 19,178 shares of Common Stock and vested options to purchase 114,250 shares. Excludes unvested options to purchase 36,750 shares and 21,000 unvested RSUs.
(8)	Includes 8,083 shares of Common Stock and vested options to purchase 44,430 shares. Excludes unvested options to purchase 28,125 shares and 15,400 unvested RSUs.
(9)	Includes 14,684 DSUs.
(10)	Includes 8,923 DSUs.
(11)	Includes 36,820 DSUs.
(12)	Includes 5000 shares of Common Stock and vested options to purchase 90,125 shares. Excludes unvested options to purchase 32,875 shares.
(13)	Includes 2,415 DSUs.
(14)	Includes 6,400 DSUs and vested options to purchase 43,625 shares. Excludes unvested options to purchase 32,875 shares.
(15)	Includes 1,600 shares of Common Stock, 32,600 DSUs and vested options to purchase 16,000 shares.
(16)	Includes 638,414 shares of Common Stock, 108,842 DSUs and vested options to purchase 1,470,046 shares. Excludes unvested options to purchase 392,769 shares and 172,088 RSUs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the SEC and NASDAQ. Section 16 Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, we believe that no Section 16 Person filed a late report during Fiscal 2013, except that one report for Mr. McDermott was filed one day late due to a change in his filing codes.

OUR EXECUTIVE OFFICERS

Named Executive Officer Profiles

The names and ages of our named executive officers, and the principal occupation and business experience for at least the last five years for each named executive officer who is not also a Director, are set forth below as of December 31, 2013.

Name	Age	Position
James E. Cashman III (1)	60	President and Chief Executive Officer (“CEO”)
Maria T. Shields	49	Chief Financial Officer (“CFO”)
Walid Abu-Hadba	48	Chief Product Officer
Joseph C. Fairbanks, Jr.	59	Vice President, Sales & Support
Joshua Fredberg	44	Vice President, Marketing

(1)	Mr. Cashman is also a Director and his biographical information appears on page 13.

Maria T. Shields has been our chief financial officer and vice president of finance and administration since September 1998. Previously, she served as our corporate controller since September 1994 and as a vice president since May 1998. Prior to joining the Company, Ms. Shields held various positions as a CPA with Deloitte & Touche LLP, including that of audit manager. Ms. Shields serves as a Director of the First National Bank Pittsburgh Community Board and the Washington County Chamber of Commerce, and as a member of the Board of Trustees of the Anglican Diocese of Pittsburgh. Ms. Shields holds a bachelor of science degree in accounting from Pennsylvania State University.

Walid Abu-Hadba joined ANSYS in April 2013 in the newly created position of Chief Product Officer. For the five years prior to that he was Corporate Vice President, Developer and Platform Evangelism at Microsoft Corporation, where he worked in a variety of progressively challenging management roles for the past 21 years including Vice President, Specialist Sales, Enterprise and Partner Group; General Manager, Asia Pacific and Japan Technology center; General Manager, Global Technical Center; and Practice Manager, Advanced Technology Group. He is a graduate of Arizona State University with a bachelor of science degree in Systems Engineering.

Joseph C. Fairbanks, Jr. has been our vice president of worldwide sales and support since October 2001. Prior to joining the Company, Mr. Fairbanks was president and chief operating officer for Black Oak Computer Services Incorporated from August 2000 to October 2001. Prior to Black Oak, Mr. Fairbanks was the vice president, sales and marketing for the IBM Business Unit of Avnet Hallmark, an IBM distributor, from August 1997 to August 2000. Prior to August 1997, Mr. Fairbanks was the director of sales operations for Aspen Technology, a chemical engineering software company. Mr. Fairbanks majored in computer science at West Chester University. On March 18, 2014, Mr. Fairbanks notified the Company that he was resigning from his position as vice president of worldwide sales and support following a transition period concluding on July 11, 2014.

Joshua Fredberg has been our vice president of marketing, since November, 2009. Prior to joining the Company, Mr. Fredberg was vice president of product management and marketing at Vistagy, Inc. from May 2009 to October 2009. From 2001-2009, Mr. Fredberg was with Parametric Technology Corporation, holding the positions of senior vice president of product and market strategy from 2003-2009, vice president of product strategy from 2001-2003 and director of business development in 2001. From 2000-2001, Mr. Fredberg was director of business development at Ariba. He holds a bachelor of science in electrical engineering from Tufts University, a master of science in system engineering from the University of Pennsylvania and an M.B.A. in finance from The Wharton School, University of Pennsylvania.

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. Our Compensation Committee makes recommendations regarding cash compensation, bonus targets and individual goals for our CEO, James E. Cashman III, to our Board of Directors, and our Board of Directors makes final determinations regarding Mr. Cashman’s cash compensation, bonus targets and individual goals. Our Compensation Committee makes final determinations regarding equity compensation for Mr. Cashman. Since each of the other named executive officers reports to Mr. Cashman, he prepares an analysis for our Compensation Committee recommending each element of the compensation to be paid to the other named executive officers. Our Compensation Committee, however, has final approval over all compensation decisions other than decisions related to the compensation of our CEO for which our Board of Directors has final approval, and may accept or adjust such recommendations as it determines to be in the best interests of the Company and its stockholders. Our Compensation Committee ensures that the total compensation paid to our named executive officers is reasonable, competitive and principally performance-based. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to our other officers and employees.

Throughout this Proxy Statement, the individuals who served as our CEO and CFO during Fiscal 2013, as well as the other individuals included in the Summary Compensation Table on page 33, are referred to as the “named executive officers” or “NEOs.”

Objectives of Compensation Program

The main objectives of our executive compensation program are to create a competitive total rewards package based on the attainment of short-term performance objectives and long-term strategic goals and to retain and attract qualified executive officers who will lead us to long-term success and enhance stockholder value. Each element of our compensation program supports these objectives. Accordingly, our executive compensation program consists of the following three principal elements: base salary, performance-based cash bonus and performance-based equity grants in the form of stock options and restricted stock units, with an emphasis on performance-based compensation rather than base salary. Our executives are also generally eligible to participate in employee benefit and retirement plans offered by us, which currently include a 401(k) plan, an employee stock purchase plan, and health care and other insurance programs. The benefit programs available to executives are the same as those available to all other eligible employees.

Role of Compensation Committee and Executive Officers in Compensation Decisions

Our Compensation Committee is comprised solely of independent Directors who meet the independence requirements of the NASDAQ and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

Our Compensation Committee makes a recommendation to our full Board of Directors regarding the compensation of our CEO, including establishing the performance goals and objectives for our CEO, evaluating our CEO’s performance in light of the goals and objectives that were set, and determining and recommending to our Board the CEO’s compensation based on that evaluation. Our Board of Directors makes all final decisions relating to our CEO’s compensation, other than the granting of equity awards. As noted above, our CEO prepares an analysis for our Compensation Committee recommending each element of compensation to be paid to all other named executive officers, which our Compensation Committee may accept or adjust as it determines appropriate. To the extent not established by our Board of Directors, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing independent Directors.

Our Chairman, CEO, Vice President of Human Resources and our external compensation consultant provide advice, analysis and recommendations to our Compensation Committee.

As part of its ongoing oversight of our compensation programs, our Compensation Committee pays particular attention to the review of risks related to our reliance on equity compensation as a significant portion of the total compensation paid to our executive officers. We have determined that it is not reasonably likely that our compensation policies would have a material, adverse effect on the Company.

Our Compensation Committee and our Board of Directors considered the following elements of our compensation plans and policies when evaluating whether our plans and policies encourage our executives and employees to take unreasonable risks:

•	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

•	For our performance-based cash bonus programs, awards are based in part on the achievement of at least three objective performance measures, thus diversifying the risk associated with any single indicator of performance.

•	Awards under our performance-based cash bonus programs are also based on qualitative individual goals and overall performance that vary depending on each executive’s role, which limits the risk associated with awarding cash bonuses based on Company financial metrics.

•	The Company uses performance-based restricted stock units that vest over successive three-year periods as well as stock options that have a 10-year life to provide a balanced equity portfolio to executives creating a level of diversification to withstand market fluctuations that might incent unreasonable risk if holders were limited to stock options.

•	Assuming achievement of a threshold level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement rather than an “all-or-nothing” approach, which could engender excessive risk taking.

•	We have a Long-Term Incentive Plan which awards our executives with performance-based restricted stock units based on the performance of our Common Stock over successive three-year periods providing executives with strong incentives to increase stockholder value over the long term. This plan is capped at 100% of target awards to prevent excessive compensation or risk taking on the part of the participants.

•	Our Compensation Committee, or in the case of our CEO, our Board of Directors, determines achievement levels under the Company’s performance-based cash bonus program in their discretion after reviewing Company and executive performance.

•	Our executive stock ownership policy requires executives to hold equity equal to a minimum of two times their base salary, or, in the case of our CEO, equal to a minimum of three times his base salary, and at least half of that minimum must be comprised of shares of stock, which aligns an appropriate portion of their personal wealth to our long-term performance.

Setting Executive Compensation

To achieve our compensation objectives, our Compensation Committee has structured our annual and long-term performance-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by us and reward executives for achieving such goals. In furtherance of these goals, our Compensation Committee engaged Compensia, Inc. (“Compensia”), an independent compensation consulting firm, to conduct a review of the total compensation program for our CEO and CFO, as well as for other key executives, for purposes of setting cash and equity compensation for Fiscal 2013.

The compensation consultants provided our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for our CEO and the recommendations made by our CEO for our CFO and other executives.

In the fourth quarter of 2012, our Compensation Committee met to set 2013 cash and equity compensation for our NEOs and to determine our internal financial targets for 2013. The Compensation Committee reviewed the compensation analysis prepared by Compensia in the fourth quarter of 2012, which considered the size and growth of the Company and benchmarked our executive compensation against select peer companies to help set our NEOs’ base salaries and target bonuses. The peer companies developed by

Compensia for consideration by our Compensation Committee in setting cash and equity compensation for our NEOs for 2013 are the following:

Akamai Technologies, Inc.	FactSet Research Systems, Inc.	Rackspace Hosting, Inc.
Ariba (an SAP company)	Informatica Corporation	Red Hat, Inc.
BMC Software, Inc.	LinkedIn Corporation	Solera Holdings, Inc.
Cadence Design Systems, Inc.	MICROS Systems, Inc.	Synopsys, Inc.
Compuware Corporation	Nuance Communications, Inc.	TIBCO Software, Inc.
Concur Technologies, Inc.	Parametric Technology Corp.	Verisign, Inc.
Equinix, Inc.	QUEST Software, Inc.

In relation to these peer companies as of the date of the 2012 Compensia analysis, our Company was at the 21st percentile in revenue, was at the 24th percentile in number of employees, was at the 82nd percentile in operating income and was at the 63rd percentile in market capitalization.

Elements of Executive Compensation and Allocation among Elements

Our executive compensation program consists of the following three principal elements: base salary, performance-based cash bonus and performance-based equity grants in the form of stock options and restricted stock units, with an emphasis on performance-based compensation rather than base salary. Each element of compensation is chosen in order to attract and retain the necessary executive talent and to reward corporate performance by creating a balanced focus on shorter-term corporate performance and providing incentives for the attainment of long-term strategic goals and enhancing stockholder value. The allocation of each element of compensation is determined by our Compensation Committee for each executive based on the following factors:

•	performance against corporate, individual and organizational objectives for the fiscal year;
•	importance of particular skill sets and professional abilities to the achievement of long-term strategic goals; and
•	contribution as a leader, corporate representative and member of the senior management team.

While we believe in structuring executive compensation plans that give our executives incentive to deliver certain objective elements of corporate financial performance over specified time periods, we do not believe in a purely mechanical approach. Instead, part of our executive compensation philosophy includes an element of reward for non-quantitative achievements demonstrated by our executives in the actions and decisions they have made throughout the year. When establishing our executive compensation plans for a given year, it is not possible to foresee all of the challenges and demands that will be made of our executives, both as a management team and in their areas of individual responsibility. We believe that, by rewarding decision-making and leadership, in addition to the achievement of quantifiable results, we are building a management team capable of creating stockholder value over the longer-term, while remaining disciplined in delivering shorter-term financial results.

The allocation of an executive officer’s compensation among each of the compensation components is based on our competitive benchmarking, as appropriate, our recruiting and retention goals, our view of internal fairness and consistency and other considerations that our Compensation Committee deems relevant, such as extraordinary performance. However, our Compensation Committee does not structure compensation so that significant compensation derived from one component of compensation negates or offsets compensation from other components. While our Compensation Committee does not have a formula for determining the appropriate allocation between cash and non-cash compensation or short-term and long-term performance-based compensation, historically our Compensation Committee has allocated a greater percentage of an employee’s total compensation to performance-based equity compensation as he or she becomes more senior in the organization.

Consideration of Say-on-Pay Results

Our Compensation Committee met to determine the compensation of our NEOs for 2013 prior to our annual meeting in 2013 at which our stockholders took a non-binding advisory vote on the compensation of our executives. The Compensation Committee considered the results of the 2012 non-binding advisory “say-on-pay” proposal in connection with the discharge of its responsibilities regarding executive compensation after receiving those results. Because approximately 98% of our stockholders voting on the “say-on-pay” proposal approved the compensation of our NEOs described in our proxy statement in 2013, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the stockholder advisory vote.

Base Salary, Performance-Based Cash Bonus and Total Cash Compensation

In December 2012, our Compensation Committee met to set 2013 cash and equity compensation for our NEOs and to determine our internal financial targets for 2013. As is our standard practice, the Compensation Committee reviewed the compensation analysis prepared by Compensia in the fourth quarter of 2012, which considered the size and growth of the Company and benchmarked our executive compensation against select peer companies.

Our internal financial targets for 2013 were $900 million for internal non-GAAP revenue, $440.3 million for internal non-GAAP operating profit and $3.14 for internal non-GAAP earnings per share. When compared against these internal financial targets for 2013, we achieved 96% of our internal non-GAAP revenue target for 2013, 96% of our internal non-GAAP operating profit target for 2013 and 104% of our internal non-GAAP earnings per share target for 2013. We calculate internal non-GAAP revenue, internal non-GAAP operating profit and internal non-GAAP earnings per share as described in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 27, 2014 under Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in the sections entitled “Non-GAAP Results” and “Non-GAAP Measures” beginning on pages 34 and 35, respectively, of the Form 10-K.

Cash Compensation Generally

Base salaries are intended to provide a fixed amount of compensation for an executive’s regular work and are set at appropriate market levels, while performance-based cash bonuses are designed to reward our executives for the achievement of shorter-term financial goals and individual performance objectives. Our base salary determinations principally reflect the skills and performance levels of individual executives, our needs, and pay practices of comparable public companies. We establish executive base salaries conservatively relative to an appropriate set of peers. We believe this policy sets a prudent and fiscally responsible tone for our overall base salary compensation programs, while still enabling us to attract and retain employees who can contribute to our long-term success.

Performance-based cash bonuses effectively link individual contributions to overall business and individual performance and encourage executives to increase stockholder value in both the short and long term. Our philosophy with respect to the allocation of our overachievement of earnings in the form of performance-based cash bonuses is to reward our stockholders first and then to allocate bonus payments first to our employees and then to senior management and the CEO. The amount of performance-based cash bonus payments to be awarded to all executives, including the CEO, depends upon the achievement of corporate performance in the key areas of internal non-GAAP revenue growth, operating profit and earnings per share in accordance with internal plan goals, which are established by our Board prior to the start of each fiscal year. Bonus payments up to 100% of target are based upon the achievement of these internal financial targets which have been aggressive and are not always achieved. Since 2000, the Company has failed to achieve its internal revenue target approximately as often as it has achieved it. Bonus payments exceeding 100% of target are determined based upon our overachievement of internal non-GAAP financial targets. Individual differences in payments above or below 100% of target are based on individual performance factors depending on the particular executive’s role. Target bonuses for our executives range from 30% to 100% of base salary for Fiscal 2013, depending on the specific role and job responsibilities held by each of our executives. Our CEO’s performance-based cash bonus is determined semi-annually and at year-end based on corporate, individual and organizational performance at mid-year and year-end. Performance-based cash bonuses for our other executive officers are determined quarterly and at year-end.

Base Salaries Awarded in 2013

Our Compensation Committee set our CEO’s base salary at $610,000 for 2013, representing a 5% increase over the CEO’s 2012 base salary. Compared to the peer companies listed above, Mr. Cashman’s base salary for 2013 ($610,000) was within the mid-point range at 91% of the median ($673,800).

In setting base salaries to be paid to all other NEOs for 2013, as discussed further above, Mr. Cashman recommended increases over 2012 levels for the base salaries of Ms. Shields, Mr. Fairbanks and Mr. Fredberg, consistent with the recommendations of the Committee’s independent compensation consultant. Compared to the peer companies listed above, Ms. Shields’ base salary for 2013 ($303,649) was at 82% of the median ($371,500), Mr. Fairbanks’ base salary for 2013 ($307,971) was at 82% of the median ($377,100) and Mr. Fredberg’s base salary for 2013 ($258,750) was at 93% of the median ($278,100). Mr. Abu-Hadba joined the Company in April 2013, and his base salary was set at $325,000 consistent with market conditions and internal equity considerations. Our Compensation Committee concurred with Mr. Cashman’s base salary recommendations for all NEOs.

Performance-Based Cash Bonuses Awarded in 2013

Our Compensation Committee awarded performance-based cash bonuses below 100% of target amounts for Fiscal 2013 because of our level of achievement of internal financial targets, and because of achievement of our 2013 executive bonus plan goals as approved by our Compensation Committee. Under our executive bonus plan for 2013, target bonuses were set between 30% and 100% of base salary depending on the role and individual goals for each executive. As noted above, annual bonus payments of up to 100% of target for executives are based on our level of achievement of internal financial targets, and individual differences in bonus payments for each executive depend on individual goals and overall performance.

Performance-based cash bonuses for all NEO’s were awarded below 100% of target for Fiscal 2013 because the Company performed at 96% of its internal non-GAAP revenue plan, 96% of its internal non-GAAP operating profit plan and 104% of its internal non-GAAP earnings per share plan for Fiscal 2013.

Individual goals for Mr. Cashman included achievement of annual corporate operational objectives relating to internal non-GAAP revenue growth, internal non-GAAP operating profit, internal non-GAAP earnings per share, cash management and days sales outstanding. Our Compensation Committee also considered individual strategic goals relating to organic growth, partnering, merger and acquisition plans and achievement, long-term strategic plans, evolution of product roadmaps and the creation of stockholder value, as well as individual goals relating to organizational and executive development, succession planning and stockholder and Board communications. For 2013, Mr. Cashman over-achieved the corporate operational goal for internal non-GAAP earnings per share, and under-achieved the corporate operational goals for internal non-GAAP revenue and internal non-GAAP operating profit, in relation to our internal financial targets. Mr. Cashman’s cash bonus award also reflects his level of over- or under-achievement of his individual goals as determined by our Compensation Committee and Board.

Individual goals for Ms. Shields in 2013 included improvements in organization and staff development, corporate governance, business operations, IT systems optimization, capital structure and business modeling, merger and acquisition activities, and oversight of the headquarters office project. Mr. Abu-Hadba joined the Company in April 2013 in the newly created position of Chief Product Officer. Individual goals for Mr. Abu-Hadba in 2013 included evolution and organization of development teams, delivery of product roadmaps on schedule, and improvement in product output efficiency and quality. Individual goals for Mr. Fairbanks in 2013 included achievement of the 2013 sales plan, delivery of a scalable, motivated, effective sales organization, short-term and long-range forecast accuracy, CRM system optimization, services growth and leveraging marketing investment. Individual goals for Mr. Fredberg in 2013 included short-term and long-range product planning, management of the marketing team and oversight of the Company’s external messaging.

Ms. Shields, Mr. Abu-Hadba, Mr. Fairbanks and Mr. Fredberg each received performance-based cash bonus payments for 2013 that were below their targets because of our level of achievement of our internal non-GAAP revenue, internal operating profit and internal earnings per share financial targets, for non-quantitative achievements, and because of their level of performance in relation to the individual goals identified above.

In the aggregate for 2013, Mr. Cashman received a performance-based cash bonus of $579,500, or 95% of his target bonus of $610,000; Ms. Shields received a performance-based cash bonus of $190,710, or 89% of her target bonus of $214,500; Mr. Abu-Hadba joined the Company in April 2013 and he received a pro-rated performance-based cash bonus of $174,848, or 91% of his pro-rated target bonus of $191,250; Mr. Fairbanks received a performance-based cash bonus of $227,600, or 86% of his target bonus of $264,000; Mr. Fredberg received a performance-based cash bonus of $113,850, or 88% of his target bonus of $130,000. Individual differences in performance-based cash bonus payments relative to targets were based on individual performance goals described above. Our Compensation Committee concurred with Mr. Cashman’s achieved bonus recommendations for all NEOs.

Total Cash Compensation Awarded in 2013

Utilizing the peer companies developed by Compensia and listed on page 24, Mr. Cashman’s targeted total cash compensation ($1,220,000) was at 88% of the median ($1,388,600). His actual total cash compensation ($1,189,500) was at 86% of the median for the peer group ($1,388,600).

Compared to the peer companies developed by Compensia and listed on page 24, targeted total cash compensation for Ms. Shields was at 82% of the median ($633,600), targeted total cash compensation for Mr. Fairbanks was at 86% of median ($664,600) and targeted total cash compensation for Mr. Fredberg was at 98% of the median ($397,200). Mr. Abu-Hadba joined the Company in April 2013 and his total cash compensation was established at $568,750 consistent with market conditions and internal equity considerations. Ms. Shields’ actual total cash compensation was at 77% of the median, Mr. Fairbanks’ actual total cash compensation was at 80% of the median and Mr. Fredberg’s actual total cash compensation was at 93% of the median.

Variations Among Executive Officer Compensation

As our CEO and President, Mr. Cashman has primary responsibility for delivering results and managing operations. Accordingly, his compensation is determined based on Company-wide financial, organizational and strategic goals. Mr. Cashman has the highest performance-based component of his target bonus relative to his base salary, reflecting his overall operational and strategic responsibilities and their direct relationship to stockholder value. Because we performed against our internal financial targets at 96% for internal non-GAAP revenue, 96% for internal non-GAAP operating profit and 104% for internal non-GAAP earnings per share and he achieved many of his individual goals, Mr. Cashman received 95% of his target bonus for 2013. In addition, it is also our Compensation Committee’s intent to ensure that Mr. Cashman’s interests are aligned with the interests of our stockholders, and accordingly, his compensation is heavily weighted with performance-based equity components.

As described above, our Compensation Committee also relies on benchmarking data in assessing the reasonableness of the compensation for all of the named executive officers. Despite being compensated more highly than the other named executive officers, Mr. Cashman’s base salary of $610,000 was at 91% of the median for CEOs in the peer group. Mr. Cashman’s target bonus was equal to 100% of base salary, compared to the peer group median of 100% of base salary for target bonus, and he was awarded a performance-based cash bonus of $579,500, or 95% of base salary, based on our level of achievement of our internal non-GAAP revenue, internal non-GAAP operating profit and internal non-GAAP earnings per share financial targets, and his level of achievement of his individual goals.

There are also variations among decisions relating to other executive officers based on their respective roles in the organization.

Ms. Shields, our chief financial officer, has a variable component in her target bonus that is principally tied to corporate performance because of her corporate-wide finance and administration responsibilities, including functional performance of finance, information technology, business operations and investor relations and consideration of potential acquisitions. Ms. Shields’ target bonus was equal to 71% of base salary, compared to the peer group median of 65% of base salary.

Mr. Abu-Hadba, our chief product officer, has a variable component in his target bonus that is based on delivery of the product roadmap, evolution of product architecture and integration, increased development productivity, collaboration on short and long-term product plans, and development of long-term technical initiatives. Mr. Abu-Hadba’s target bonus was equal to 75% of base salary.

Mr. Fairbanks, our vice president of worldwide sales and support, has a higher performance-based component in his target bonus relative to his base salary because of his responsibilities in driving sales and the heightened risk associated with his role. For example, individual goals for Mr. Fairbanks in 2013 included achievement of the 2013 sales plan, delivery of a scalable, motivated, effective sales organization, forecast accuracy, services development and marketing integration. Mr. Fairbanks’ target bonus was equal to 86% of base salary, compared to the peer group median of 75% of base salary.

Mr. Fredberg, our vice president of marketing, has a variable component in his target bonus that is principally tied to the performance of the marketing team, the product planning process, public relations and marketing communications activities. Mr. Fredberg’s target bonus was equal to 50% of base salary, compared with the peer group median of 45% of base salary.

Performance-Based Equity Compensation

Performance-based equity compensation is intended to align the interests of executives with long-term stockholder interests and to create incentives for executives to work cooperatively to ensure we continue our successful growth. We have no set formula or timeframe for the granting of performance-based equity awards to individual executives or employees. In determining performance-based equity grants made in 2013, our Compensation Committee set aside a pool of performance-based equity awards by considering the number of equity awards available for grant under our Option Plan and reviewing an analysis prepared by our compensation consultant to determine market and stockholder value transfer levels. Our Compensation Committee believes that performance-based equity award grants help it achieve our compensation goals by giving executives a significant, long-term interest in our success, helping to attract and retain key executives in a competitive market for executive talent and aligning the interests of executives with long-term stockholder interests, thereby enhancing stockholder value. Our Compensation Committee believes that our performance-based equity compensation policies do not create risks that are reasonably likely to have a material and adverse effect on the Company.

Our NEOs are significantly impacted by fluctuations in the world economy and the Company’s stock price as the compensation plans of our NEOs are more heavily weighted with performance-based equity compared to other employees and officers, so that their interests are aligned with the interests of our stockholders. The Company experienced growth in the price of its Common Stock during 2013 as compared to 2012 and, as a result, total compensation of our NEOs was impacted accordingly.

Our Compensation Committee monitors industry trends and applicable tax, accounting and regulatory changes and may in the future, for financial, competitive or other reasons, use other performance-based equity incentive vehicles in place of or in combination with stock options and restricted stock units.

Performance-Based Equity Awards Granted for 2013

During Fiscal 2013, we granted performance-based stock options, performance-based restricted stock units (“RSUs”) and deferred stock units (“DSUs”) to acquire an aggregate of 225,715 shares of our Common Stock to our employees, officers and independent Directors, representing 0.24% of the outstanding shares of our Common Stock as of December 31, 2013. Of this aggregate amount, our five named executive officers received stock options to acquire an aggregate of 44,000 shares and 62,400 RSUs, or approximately 47% of the total equity we granted in Fiscal 2013. Our employees and other officers received an aggregate of 31,000 stock options and 31,900 RSUs equal to approximately 28% of the total equity we granted in Fiscal 2013. Our independent Directors received an aggregate of 28,000 options and 28,415 DSUs equal to approximately 25% of the total equity we granted in Fiscal 2013 pursuant to the terms of our Option Plan.

In setting the individual equity awards based on the available alternatives, our Compensation Committee considered:

•	comparisons to the peer groups listed on page 24;
•	longer-term performance;
•	leadership potential;
•	the responsibilities to be assumed by each executive in the upcoming fiscal year;
•	the responsibilities of each executive in prior periods;
•	existing long-term equity performance;
•	the size of awards made to each executive in prior years relative to our overall performance;
•	available stock for issuance under our Option Plan; and
•	potential grants in future years and the projected retention incentive profile for each executive beyond 2013.

In determining the equity awards for our NEOs in 2013, our Compensation Committee considered analysis and a recommendation from Compensia that equity awards be granted in the form of performance-based restricted stock unit awards. In February 2013, Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Fredberg each received an equity award in the form of performance-based restricted stock units at the 50th to 75th percentile range of the grant guidelines identified by Compensia, which our Compensation Committee determined to be appropriate levels considering the factors noted as well as our historic equity grant levels, the equity grants to the employee population generally and each executive’s overall level of compensation. Mr. Abu-Hadba received an option grant and a performance-based restricted stock unit award in April 2013 in connection with his commencement of employment with us consistent with market conditions and internal equity considerations.

In addition, the Compensation Committee supported senior management’s recommendation to defer decisions about further performance-based restricted stock grants and time-based restricted stock grants for Fiscal 2013 with the expectation of making awards of stock options pursuant to the Company’s Option Plan in early Fiscal 2014, which would bring the total equity awards for our NEOs between the 50th and 75th percentiles of the equity grant guidelines identified by the compensation consultant.

Long-Term Performance-Based Awards

Long-term performance-based compensation is a combination of stock options and performance-based restricted stock units. The 2013 performance-based restricted stock unit grants were in aggregate between the competitive 50th and 75th percentiles for all NEOs.

Performance-Based Restricted Stock Units

Beginning in 2010, the Company established the ANSYS, Inc. Long-Term Incentive Plan (the “Long-Term Incentive Plan”) for executives and other employees selected for participation by our Compensation Committee. Pursuant to the Long-Term Incentive Plan, executives receive an annual target award of performance-based restricted stock units, with performance assessed by comparing the Company’s Total Stockholder Return (“TSR”) to the NASDAQ Composite Index TSR over successive three (3) year periods. Performance targets under the Long-Term Incentive Plan are as follows:

3-Year Performance Relative to Index	Percentage of Target Award Granted
≥110%	100%
100-110%	80-100%
95-100%	50-80%
90-95%	20-50%
<90%	0%

For the three-year performance period beginning on January 1, 2013, Mr. Cashman received a target award of 24,000 performance-based restricted stock units, Ms. Shields received a target award of 11,000 performance-based restricted stock units, Mr. Fairbanks received a target award of 11,000 performance-based restricted stock units and Mr. Fredberg received a target award of 6,400 performance-based restricted stock units. Differences in performance-based restricted stock unit awards among NEOs reflect factors such as individual roles and responsibilities, past performance and execution history, experience on the management team and retention factors. No shares of stock will vest or be issued pursuant to these target awards until the end of each three-year performance period and provided performance targets are achieved.

Equity Grant Policy

In October 2006, our Compensation Committee approved and adopted the ANSYS, Inc. Equity Grant Policy effective December 31, 2006. Under our policy, all grants, and the terms and conditions thereof, are authorized and approved by our Compensation Committee and by our Board of Directors with respect to grants made to our CEO. Our Compensation Committee may authorize block grants of options or stock for employees who are not our executive officers or directors, and delegate the allocation of those awards to our CEO, CFO, General Counsel and Vice President of Human Resources. Our Compensation Committee has delegated to our CEO and Vice President of Human Resources authority to make new hire option grants of up to 10,000 options per new hire, not to exceed an aggregate of 50,000 delegated new hire option grants per calendar quarter. Our Compensation Committee must authorize and approve any changes to the terms and conditions of any grant and any exceptions to our policy.

Under our policy, grants to existing directors, officers, employees, consultants and key persons occur during open trading windows when all material information, including our earnings, has been publicly disclosed. Accordingly, the grant date for all grants will be the later of (i) forty-five (45) days after the end of each calendar quarter or the next business day thereafter, or (ii) two (2) business days after the start of our next open trading window after the end of a calendar quarter or the next business day thereafter. No grant date shall precede the date the grant was authorized by our Compensation Committee. The grant date for delegated new hire grants shall be the last business day of the month in which the hire date occurs and shall not precede the employee’s hire date.

The grant or exercise price for all grants will be the fair market value of the stock on the grant date. It is our policy to set the fair market value equal to the closing price of the stock on the grant date.

Equity Ownership by Executives

On July 25, 2007, our Committee approved Management Stock Ownership Guidelines. Under these guidelines, our CEO is required to own equity in the Company equal to a minimum of three times his or her base salary, and all other members of our senior management team are required to own equity in the Company equal to a minimum of two times their base salary, and to attain this minimum stock ownership level within four years. For purposes of this calculation, at least one half of the minimum must be comprised of shares of stock and the balance may be comprised of up to one half of the in-the-money value of an executive’s stock option gains. The Management Stock Ownership Guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Recoupment of Compensation

On May 12, 2010, our Board of Directors established a Recoupment of Compensation policy. Under the policy, if our Board determines in its sole discretion that the Company’s financial results are restated, whether in part or in their entirety, due to misconduct by one or more executive officers, the Board shall have the discretion to use commercially reasonable best efforts to remedy the misconduct and prevent its recurrence. The Board may determine, to the fullest extent permitted by law, to (i) recoup any bonus or other performance-based compensation that has been paid, (ii) cancel any equity-based awards made, and/or (iii) recoup any gains made under equity-based awards made, to any executive officer engaged in such misconduct. The Board may also take any of the actions described in the preceding sentence in the event that one of the Company’s executive officers violates the terms of a non-competition agreement with the Company. The Recoupment of Compensation policy is part of our Corporate Governance Guidelines and is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Anti-Hedging Policy

Under our Policy on Insider Trading and Insider Trading Procedures, no insider, which includes all of our Directors and NEOs, may at any time sell any securities of the Company that are not owned by such insider at the time of sale (a “short sale”). In addition, no insider may buy or sell puts, calls or other derivative securities of the Company, or pledge securities of the Company, at any time.

Perquisites

Some of our executives receive de minimus benefits that are not available to all of our employees. We do not provide aircraft or premium travel allowances to our executives, and we have no deferred compensation, pension arrangements, post-retirement health coverage or similar benefits for our executives.

Perquisites Provided in 2013

All of our named executive officers participated in the same Company retirement plans that are available to all of our eligible employees. Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Fredberg each received a Company retirement plan contribution of $10,113. Mr. Cashman received an auto allowance of $7,200, reimbursement for auto usage-related expenses of $1,900 and life insurance premiums totaling $3,430. Mr. Fairbanks received an auto allowance of $6,000. Our corporate health and other insurance plans are the same for all eligible employees, and our executives pay the same premiums as our other employees who are enrolled in our plans.

Post-Employment Compensation

Retirement Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our U.S.-based employees are eligible to participate in our 401(k) plan or that of one of our subsidiaries. In any plan year, we will contribute to each ANSYS, Inc. participant a matching contribution as follows: a dollar-for-dollar match for the first 3% an employee contributes to his or her 401(k) account, and a 25% match on the next 5% an employee contributes, for a maximum matching payment by us of 4.25%. All other executives are eligible to participate in the retirement plans offered generally to employees in the location where they are employed.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Other Post-Employment Payments

We do not provide post-employment health coverage or other benefits, except in connection with certain employment agreements, details of which are included below under “Employment, Severance and Change-of-Control Agreements.”

Employment, Severance and Change of Control Agreements

All of our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us, except in the case of our Chairman, CEO and some employees of our foreign or acquired subsidiaries, which is consistent with our moderately conservative compensation philosophy. We have entered into severance agreements with these individuals because of the unique situations of each of these executives.

We have an employment agreement with Mr. Smith, our Chairman, dated March 28, 1994, which was entered into in connection with his employment with us. Mr. Smith’s severance payment and change of control benefits were established in 1994 and reflect competitive conditions at the time of his employment and have been maintained because his role is viewed by our Compensation Committee as critical to any change of control that could be advantageous to our stockholders. Mr. Smith’s employment agreement (i) provides for an annual base salary and participation in our executive bonus plan, (ii) is for an indefinite term unless terminated by either party, (iii) provides for severance at the annual rate of $300,000 and continuation of then-existing benefits in the event Mr. Smith’s employment is terminated by us without cause or in the event of a constructive termination (as defined therein) until the earlier of one year after termination or Mr. Smith’s acceptance of other employment and (iv) restricts competitive activities by Mr. Smith for one year following termination of his employment other than for cause or in the event of a constructive termination. We provided Mr. Smith with funds at the time of his employment to purchase a $300,000 annuity resulting in payments to Mr. Smith beginning at age 62.

We have an employment agreement with Mr. Cashman, which was entered into in April 2003 based on competitive and benchmark data at that time. Mr. Cashman’s severance payment and change of control benefits were established in 2003 for retention reasons and because his role is viewed by our Compensation Committee as critical to any change of control which could be advantageous to our stockholders. His payments reflect competitive comparisons made at the time to the following peer companies: Advent Software, Inc., Ansoft Corp., Business Objects SA, Cadence Design Systems Inc., Citrix Systems, Inc., Kronos Inc., Manhattan Associates, Inc., MapInfo Corp., Mentor Graphics Corp., Mercury Interactive, Moldflow Corp., MSC Software Corp., MTS Systems Corp. and Parametric Technology Corp. Mr. Cashman’s employment agreement (i) provides for an annual base salary and participation in our executive bonus plan, (ii) provides for termination benefits equal to two times his combined salary and target bonus and continuation of benefits then in effect if we terminate him without cause at any time or demote or terminate him with or without cause within 180 days following a change of control of us, or if he resigns following our material breach of his employment agreement, (iii) in the case of change of control of us, provides for accelerated vesting of stock options, (iv) provides Mr. Cashman with a $2.0 million term life insurance policy, the proceeds of which are payable to beneficiaries designated by Mr. Cashman, and (v) restricts competitive activities by Mr. Cashman for two years following the termination of his employment with us regardless of the basis of that termination. Our compensation consultant reviewed these terms in December 2006 and verified that they were in line with competitive practices.

In March 2011, Mr. Cashman’s employment agreement was amended in two respects. First, the agreement was revised to include a fixed term. Prior to the amendment, Mr. Cashman’s agreement would remain in place perpetually until terminated by either party. As revised, the agreement now has a five-year term with annual renewals thereafter. At the end of the five-year term, and, if renewed, at the end of each annual renewal period thereafter, either party can give notice of its desire to terminate the agreement. If the Company chooses not to renew the agreement at the end of the term, or any annual renewal period thereafter, it would be considered a termination of the agreement without cause. Our Board of Directors made this change to the agreement in order to give it an opportunity to periodically review Mr. Cashman’s employment agreement and determine whether the agreement should be renewed based on the then current circumstances. Accordingly, our Board of Directors intends to review Mr. Cashman’s employment agreement at the end of the five-year term to determine whether it should be renewed, and if so, will then review the agreement on an annual basis thereafter.

In addition to adding a fixed term, Mr. Cashman’s agreement was amended to provide for “double-trigger” accelerated vesting for stock options granted to Mr. Cashman on or after February 17, 2011. Mr. Cashman’s employment agreement previously provided for “single-trigger” acceleration of his stock options in the event of a change of control. As a result of the amendment, any stock options that were granted to Mr. Cashman prior to February 17, 2011 will continue to be subject to the “single-trigger” vesting provisions. However, going forward, new grants of stock options to Mr. Cashman would only become vested and exercisable under his employment agreement in connection with a change of control if Mr. Cashman’s employment with the Company or its successor is terminated during the 18-month period following the change of control, and such termination by the Company is without cause or by Mr. Cashman for good reason as such terms are defined in his employment agreement.

On February 17, 2010, the Company adopted the ANSYS, Inc. Executive Severance Plan (“Executive Severance Plan”), for executives and other employees selected for participation by our Compensation Committee. Pursuant to the Executive Severance Plan, covered executives whose employment with the Company is terminated for any reason other than for cause or a change of control of the Company will receive a lump-sum severance payment equal to the sum of six (6) months’ base salary and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, as well as twelve (12) months’ health and welfare benefits and outplacement services up to $15,000 in the aggregate. In the event the employment of a covered executive is terminated within eighteen (18) months of a change of control of the Company and without cause, the covered executive will (a) receive a lump-sum severance payment equal to the sum of twelve (12) months’ base salary and an amount equal to that covered executive’s target bonus, (b) receive twelve (12) months’ health and welfare benefits and outplacement services up to $15,000 in the aggregate and (c) have all outstanding stock options and other outstanding stock-based awards accelerate and become fully exercisable and non-forfeitable as of the date of such termination of employment. Ms. Shields, Mr. Abu-Hadba, Mr. Fairbanks and Mr. Fredberg currently participate in the Executive Severance Plan.

We have stock option agreements with all employees and executive officers who have been granted stock options. With the exception of option grants to Mr. Smith, Mr. Cashman and Ms. Shields prior to February 17, 2011, all of our employee stock option agreements, including those of Mr. Abu-Hadba, Mr. Fairbanks and Mr. Fredberg, are subject to “double-trigger” vesting, meaning that if within 18 months of a change of control, their respective employment is terminated without cause or is terminated by such employee after any adverse modification of his or her duties, principal employment location or compensation, then all stock options and performance-based restricted stock units awarded to that employee would become fully vested. Options granted to Mr. Smith, Mr. Cashman and Ms. Shields prior to February 17, 2011 are subject to “single-trigger” vesting and shall become fully vested in the event of a change of control of the Company. The Company implemented “double trigger” vesting for Mr. Smith, Mr. Cashman and Ms. Shields as of February 17, 2011 to ensure the success of any corporate transactional activities in which they may become involved and to align the terms of all members of the management team in the event of a change of control of the Company. Assuming a change of control occurred on December 31, 2013, their employment terminated on December 31, 2013, and the price per share paid in the change of control is the closing market price as of that date, Mr. Smith would have received $1,039,715, Mr. Cashman would have received $9,187,968, Ms. Shields would have received $3,708,458, Mr. Abu-Hadba would have received $1,150,960, Mr. Fairbanks would have received $3,708,458 and Mr. Fredberg would have received $2,930,999 in connection with the vesting of their stock options, DSUs and RSUs.

Had a change of control occurred during Fiscal 2013 and had their employment been terminated on December 31, 2013, Mr. Cashman, Ms. Shields, Mr. Abu-Hadba, Mr. Fairbanks and Mr. Fredberg would have been eligible to receive the severance payments set forth in the table entitled “Potential Payments Under Employment, Severance and Change-of-Control Agreements” on page 35 of this Proxy Statement.

Our Compensation Committee has implemented these change of control arrangements because it believes that such arrangements are necessary to protect the interests of our senior executives when a potential change of control could affect our executives’ job security, authority or compensation and that these arrangements help us recruit and retain executive-level talent. These change of control arrangements also promote the interests of our stockholders by mitigating the senior executives’ concerns about such potential matters and thereby assuring that management provides guidance to the Board of Directors and stockholders that is not related to such concerns. Our Compensation Committee considers these potential payments in tally sheet format when considering decisions on the compensation elements. In general, change of control agreements are in place to provide appropriate incentive in a change of control situation positive to stockholders. Our Compensation Committee gives significantly greater weight to Company performance and individual goal achievement than it does to prospective change of control payments in making compensation decisions.

Compensation Earned

Summary Compensation Table

(Fiscal Year 2013)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other[3] ($)	Total ($)
James E. Cashman III, CEO	2013	$610,000	$579,500	$1,853,520	—	—	—	$22,643	$3,065,663
	2012	$580,000	$562,500	$1,599,500	$1,584,640	—	—	$25,287	$4,351,927
	2011	$555,000	$617,300	$1,373,250	$1,689,360	—	—	$21,816	$4,256,726

Maria T. Shields, CFO	2013	$299,874	$190,710	$849,530	—	—	—	$10,113	$1,350,227
	2012	$277,450	$183,300	$639,800	$445,680	—	—	$9,875	$1,556,105
	2011	$259,700	$201,250	$549,300	$698,268	—	—	$9,638	$1,718,156

Walid Abu-Hadba,	2013	$225,417	$174,898	$759,100	$1,286,120	—	—	$153,425	$2,598,910
Chief Product Officer

Joseph C. Fairbanks, Jr.	2013	$304,143	$227,600	$849,530	—	—	—	$16,113	$1,397,386
Vice President, Sales	2012	$282,500	$207,450	$639,800	$445,680	—	—	$18,359	$1,593,789
	2011	$270,000	$229,400	$549,300	$698,268	—	—	$15,638	$1,762,606

Joshua Fredberg	2013	$257,292	$113,850	$494,272	—	—	—	$10,113	$875,527
Vice President, Marketing	2012	$247,817	$111,000	$575,820	$247,622	—	—	$9,875	$1,192,134
	2011	$236,900	$122,600	$494,370	$619,422	—	—	$9,638	$1,482,930

(1)	Determined based on a price per share which was the closing price of the Company’s Common Stock on the date of grant. For 2013, the grant date for Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Fredberg was March 4, 2013 and the closing price of a share of the Company’s common stock was $77.23. For 2012, the grant date for Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Fredberg was February 28, 2012 and the closing price of a share of the Company’s common stock was $63.58. For 2011, the grant date for Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Fredberg was March 1, 2012 and the closing price of a share of the Company’s common stock was $54.38. Mr. Abu-Hadba joined the Company in April 2013. The grant date for his award was April 30, 2013 and the closing price of a share of the Company’s common stock was $80.86.
(2)	The grant date fair value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 12 on page 81 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 23, 2012, Note 12 to Consolidated Financial Statements included in the Annual Report on Form 10-K filed February 28, 2013, and Note 13 to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2014 for the relevant assumptions used to determine the valuation of our option awards in 2011, 2012 and 2013. The amounts in the table reflect the dollar amount that was or will be recognized for financial statement reporting purposes over the four-year vesting period, computed in accordance with accounting guidance for stock-based compensation. These amounts reflect the fair values of these awards on the grant date, and do not correspond to the actual value that may be recognized by the NEOs.
(3)	For Mr. Cashman, consists of life insurance premiums of $3,430, auto allowance of $7,200, costs for reimbursement for auto usage-related expenses of $1,900 and Company contributions to the 401(k) plan of $10,113 for 2013. For Mr. Abu-Hadba consists of $153,425 for relocation expense and related tax gross up. For Mr. Fairbanks, consists of auto allowance of $6,000 and Company contributions to the 401(k) plan of $10,113 for 2013. For Ms. Shields and Mr. Fredberg, consists of Company contributions to the 401(k) plan of $10,113.

Grants of Plan-Based Awards

(Fiscal Year 2013)

Name	Grant Date	Date of Compensation Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)	Max. ($)	Threshold ($)	Target (#)	Max. (#)
James E. Cashman III, CEO	03/04/13	02/18/13	—	—	—	—	24,000	24,000	—	—	—	—

Maria T. Shields, CFO	03/04/13	02/18/13	—	—	—	—	11,000	11,000	—	—	—	—

Walid Abu-Hadba,	04/30/13	04/25/13	—	—	—	—	10,000	10,000	—	—	—	—
Vice President, Development	04/30/13	04/25/13	—	—	—	—	—	—	—	44,000	$80.86	$1,286,120

Joseph C. Fairbanks, Jr.,	03/04/13	02/18/13	—	—	—	—	11,000	11,000	—	—	—	—
Vice President Sales

Joshua Fredberg,	03/04/13	02/18/13	—	—	—	—	6,400	6,400	—	—	—	—
Vice President, Marketing

(1)	The grant date fair value of the option grant was determined using a Black-Scholes option pricing model. Refer to Note 13, “Stock-based Compensation” beginning on page 71 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2014 for the relevant assumptions used to determine the valuation of our option awards in 2013. The amount in the table reflects the dollar amount that will be recognized for financial statement reporting purposes over the four-year vesting period, computed in accordance with accounting guidance for stock-based compensation. The grant date fair value of the performance-based restricted stock awards was determined based on a price per share which was the closing price of the Company’s common stock on the date of grant. These amounts reflect the fair values of these awards on the grant date, and do not correspond to the actual value that may be recognized by the NEOs.

Our Compensation Committee authorized the grant of new hire stock option and PSU awards to Mr. Abu-Hadba at a meeting which was held on April 25, 2013. In keeping with our standard policy and practice, the awards were granted on April 30, 2013, consistent with the Company’s Equity Grant Policy. The exercise price of the stock options that were awarded was $80.86 per share, the closing price of our Common Stock on the grant date as reported on the NASDAQ Global Select Market. The terms of the options provide for vesting in four equal annual installments commencing one year from the date of grant. The options have a 10-year life.

Outstanding Equity Awards at Fiscal Year-End

(Fiscal Year 2013)

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(14)
James E. Cashman III, CEO	194,072	—		—	$16.88	02/10/15	—	—	—	—
	182,228	—		—	$16.88	02/10/15	—	—	—	—
	140,000	—		—	$24.01	11/20/16	—	—	—	—
	110,000	—		—	$38.75	11/15/17	—	—	—	—
	99,996	—		—	$28.40	11/14/18	—	—	—	—
	75,000	—		—	$40.89	11/16/19	—	—	—	—
	56,250	18,750	(1)	—	$48.97	11/15/20	—	—	—	—
	37,500	37,500	(2)	—	$58.67	11/14/21	—	—	25,000	$2,180,000
	16,000	48,000	(3)	—	$67.44	11/14/22	—	—	25,000	$2,180,000
	—	—		—	—	—	—	—	24,000	$2,092,800

Maria T. Shields, CFO	16,000	—		—	$16.88	02/10/15	—	—	—	—
	20,000	—		—	$17.92	07/27/15	—	—	—	—
	40,000	—		—	$24.01	11/20/16	—	—	—	—
	32,000	—		—	$38.75	11/15/17	—	—	—	—
	35,000	—		—	$28.40	11/14/18	—	—	—	—
	31,000	—		—	$40.89	11/16/19	—	—	—	—
	23,250	7,750	(4)	—	$48.97	11/15/20	—	—	—	—
	15,500	15,500	(5)	—	$58.67	11/14/21	—	—	10,000	$872,000
	4,500	13,500	(6)	—	$67.44	11/14/22	—	—	10,000	$872,000
	—	—		—	—	—	—	—	11,000	$959,200

Walid Abu-Hadba, Chief Product Officer	—	44,000	(7)	—	$80.86	4/30/23	—	—	10,000	$872,000

Joseph C. Fairbanks, Jr., Vice President Sales	40,000	—		—	$24.01	11/20/16	—	—	—	—
	35,000	—		—	$38.75	11/15/17	—	—	—	—
	40,000	—		—	$28.40	11/14/18	—	—	—	—
	31,000	—		—	$40.89	11/16/19	—	—	—	—
	23,250	7,750	(8)	—	$48.97	11/15/20	—	—	—	—
	15,500	15,500	(9)	—	$58.67	11/14/21	—	—	10,000	$872,000
	4,500	13,500	(10)	—	$67.44	11/14/22	—	—	10,000	$872,000
	—	—		—	—	—	—	—	11,000	$959,200

Joshua Fredberg, Vice President Marketing	6,305	—		—	$40.89	11/16/19	—	—	—	—
	1,250	—		—	$43.46	12/31/19	—	—	—	—
	20,625	6,875	(11)	—	$48.97	11/15/20	—	—	—	—
	13,750	13,750	(12)	—	$58.67	11/14/21	—	—	9,000	$784,800
	2,500	7,500	(13)	—	$67.44	11/14/22	—	—	9,000	$784,800
	—	—		—	—	—	—	—	6,400	$558,080

(1)	An option to acquire 18,750 shares vests on November 15, 2014.
(2)	An option to acquire 18,750 shares vests on November 14 of each year from 2014-2015.
(3)	An option to acquire 16,000 shares vests on November 14 of each year from 2014-2016.
(4)	An option to acquire 7,750 shares vests on November 15, 2014.

(5)	An option to acquire 7,750 shares vests on November 14 of each year from 2014-2015.
(6)	An option to acquire 4,500 shares vests on November 14 of each year from 2014-2016.
(7)	An option to acquire 44,000 shares vests on April 30 of each year from 2014-2017.
(8)	An option to acquire 7,750 shares vests on November 15, 2014.
(9)	An option to acquire 7,750 shares vests on November 14 of each year from 2014-2015.
(10)	An option to acquire 4,500 shares vests on November 14 of each year from 2014-2016.
(11)	An option to acquire 6,875 shares vests on November 15, 2014.
(12)	An option to acquire 6,875 shares vests on November 14 of each year from 2014-2015.
(13)	An option to acquire 2,500 shares vests on November 14 of each year from 2014-2016.
(14)	Determined based on a price per share which was the closing price of the Company’s Common Stock as of December 31, 2013 ($87.20).

Option Exercises and Stock Vested

(Fiscal Year 2013)

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James E. Cashman III, CEO	—	—	25,000	$1,907,000
Maria T. Shields, CFO	36,000	$2,071,600	10,000	$762,800
Walid Abu-Hadba, CPO	—	—	—	—
Joseph C. Fairbanks, Jr., VP Sales	75,000	$3,627,029	10,000	$762,800
Joshua Fredberg, VP Marketing	30,000	$1,109,303	9,000	$686,520

Potential Payments under Employment, Severance and Change-of-Control Agreements

The table below sets forth the payments that the Company would be required to make in the event that any of the named executed officers was terminated (i) without cause, (ii) in the case of Mr. Cashman, if he resigns following a material breach of his employment agreement by the Company or if he is terminated or demoted within 180 days of a change of control, or (iii) in the case of the NEOs other than Mr. Cashman, if the employee terminated his or her employment within 18 months of a change of control for good reason.

Name	Salary & Bonus ($)	Benefits ($) (1)	Outplacement Services ($)	Total ($)(2)
James E. Cashman III, CEO	$2,440,000	$131,223	$69,600	$2,640,823
Maria T. Shields, CFO	$259,075	$18,068	$15,000	$292,143
Walid Abu-Hadba, CPO	$284,375	$18,068	$15,000	$317,443
Joseph C. Fairbanks, Jr., VP Sales	$285,986	$18,068	$15,000	$319,054
Joshua Fredberg, VP Marketing	$194,375	$1,583	$15,000	$210,958

(1)	Consists of accrued vacation and certain benefits.
(2)	Mr. Cashman is entitled to two years of salary, target bonus and certain benefits. The amounts set forth in this row show the aggregate payments to which he is entitled over the two-year period. Ms. Shields, Mr. Abu-Hadba, Mr. Fairbanks and Mr. Fredberg are subject to the Company’s Executive Severance Plan, which entitles them to six months base salary and target bonus, twelve months of benefits and outplacement services (or, if terminated within 18 months of a change of control, twelve months base salary and target bonus, twelve months of benefits and outplacement services).

In addition to the payments set forth in the table above, upon a change in control, the named executed officers would be entitled to vesting of their options under certain circumstances as further described above under “Post-Employment Compensation—Employment, Severance and Change-of-Control Agreements.”

Mr. Cashman and Ms. Shields are subject to “single-trigger” vesting of stock options granted prior to February 17, 2011, so upon a change of control, all of those options would immediately vest. Assuming a change of control occurred on December 31, 2013 and that the price per share is the closing market price as of that date, Mr. Cashman would have received $716,813 and Ms. Shields would have received $296,283. In addition, Mr. Cashman and Ms. Shields are subject to “double trigger” vesting for RSUs and stock options granted on or after February 17, 2011. Assuming a change of control occurred and termination of employment on December 31, 2013, and that the price per share is the closing market price as of that date, Mr. Cashman and Ms. Shields would have received an additional $8,471,155 and $3,412,175, respectively.

Each of Mr. Abu-Hadba, Mr. Fairbanks and Mr. Fredberg are subject to “double-trigger” vesting for RSUs and stock options. Assuming a change of control occurred and termination of employment on December 31, 2013 and that the price per share is the closing market price as of that date, Mr. Abu-Hadba, Mr. Fairbanks and Mr. Fredberg would have received $1,150,960, $3,708,458 and $2,930,999, respectively.

Compensation Consultant

In 2013, our Compensation Committee retained Compensia and directed Compensia to prepare a competitive assessment of our CEO and executive officer compensation program and our director compensation program. In preparing each of its analyses, Compensia developed a peer group of public companies consisting of firms comparable in size and industry to ours, and analyzed our relative performance in terms of revenue, number of employees, operating income and market capitalization. Our Compensation Committee considered the recommendations of Compensia when making executive compensation decisions in Fiscal 2013.

Tax and Accounting Considerations

The Internal Revenue Code of 1986, as amended, limits the federal income tax deductibility of compensation paid to the Company’s CEO and the three highest compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). Considering the Company’s current compensation plans and policy, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deductions relating to executive compensation. We reserve the right, however, to use our judgment to modify the Company’s compensation plans and policies to maximize deductibility, and to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for Fiscal 2013 with management, and has recommended to our Board of Directors that the CD&A be included in our proxy statement for Fiscal 2013, and be incorporated by reference in our Annual Report on Form 10-K for Fiscal 2013 for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Patrick J. Zilvitis, Chairman

Ronald W. Hovsepian

William R. McDermott

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, served as our independent auditor for Fiscal 2013, and has reported on our 2013 consolidated financial statements and internal control over financial reporting. Our Audit Committee appointed Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2014 and we are seeking your ratification of that appointment. A representative of Deloitte & Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Audit Committee Report to Stockholders

The Audit Committee selects the Company’s independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent registered public accounting firm, reviews with management and the independent registered public accounting firm the Company’s quarterly and annual operating results, including the Company’s audited financial statements, reviews the periodic disclosures related to the Company’s financial statements, considers the adequacy of the Company’s internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees the Company’s risk management policies and practices and establishes policies for business values, ethics and employee relations.

With respect to Fiscal 2013, the Audit Committee:

•	Reviewed and discussed the audited financial statements with the Company’s management;

•	Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, (Communications with Audit Committees) and SEC Rule 2-07 of Regulation S-X; and

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence.

Based on these reviews and discussions, our Audit Committee has recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for Fiscal 2013 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Bradford C. Morley, Chairman

Ajei S. Gopal

Barbara V. Scherer

Michael C. Thurk

Independent Registered Public Accounting Firm Services and Fees

The Company has selected Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2014.

A representative of Deloitte & Touche LLP will be present at our Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

Our Audit Committee pre-approves all auditing services and the terms thereof and all non-audit services, provided that the pre-approval requirement is waived for any non-audit services if the “de minimus exception” set forth in Section 10A(i)(1)(B) of the Securities Exchange Act is satisfied.

The following table sets forth the aggregate fees billed to the Company for professional services rendered by our principal accounting firm, Deloitte & Touche LLP, for the fiscal years ended December 31, 2013 and 2012, including the reviews of the financial statements included in our Form 10-Q filings and general accounting consultations.

	2013	2012
Audit Fees	$981,000	$902,000
Audit-Related Fees	$143,000	$187,000
Tax Fees(1)	$462,000	$741,000
All Other Fees	$0	$0

	$1,586,000	$1,830,000

(1)	Tax fees in 2013 did not exceed audit and audit-related fees paid to Deloitte & Touche LLP, and $385,000 of the tax fees incurred in 2013 related to tax compliance and preparation. Tax fees in 2012 did not exceed audit and audit-related fees paid to Deloitte & Touche LLP in 2012, and $408,000 of the tax fees incurred in 2012 related to tax compliance and preparation.

Deloitte & Touche LLP did not provide any services to us related to financial information systems design and implementation during 2013 or 2012.

“Audit Fees” in 2013 and 2012 consisted of fees billed for professional services rendered for the audit of our annual financial statements and management’s report on internal control included in our Annual Reports on Form 10-K and for the review of the financial statements included in our Quarterly Reports on Form 10-Q, as well as services that generally only our independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings.

“Audit-Related Fees” are for assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements, including financial and tax due diligence related to business acquisitions.

“Tax Fees” consisted of fees billed for tax compliance, consultation and planning services.

The services performed by the independent registered public accounting firm in 2013 and 2012 were pre-approved in accordance with the pre-approval policy and procedures adopted by our Audit Committee. The policy requires that during each of the Audit Committee’s scheduled quarterly meetings, a description of services requested to be provided by the independent registered public accounting firm during the following quarter will be submitted to the Audit Committee for approval. Any requests for audit, audit-related, tax and other services not contemplated during the quarterly approval process must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Our Audit Committee has considered whether the provision of services, including non-audit services, by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP’s independence, and has concluded that it is compatible.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Stockholder proposals intended to be presented at the Company’s 2015 annual meeting of stockholders must be received by the Company on or before December 8, 2014, in order to be considered for inclusion in the Company’s proxy materials for that meeting. These proposals must also comply with the rules of the SEC and should be mailed to: Secretary, ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA, 15317.

Stockholder proposals intended to be presented at the Company’s 2015 annual meeting, which are not to be included in the Company’s proxy materials, must be received by the Company no earlier than January 20, 2015, nor later than March 6, 2015, in accordance with the Company’s By-laws.

Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee should send such recommendations to the Secretary of the Company at the Company’s executive offices not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement for the prior year was released. Such recommendations must include: (1) the name and address of record of the stockholder; (2) a representation that the stockholder is a record holder of the Company’s Common Stock, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (3) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (4) a description of the qualifications of the proposed director candidate which address the minimum qualifications described above; (5) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (6) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, shall demonstrate sound judgment, and shall be expected to effectively interact with other members of the Board to serve the long-term interests of the Company and its stockholders. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC and the nominees will be evaluated in the same manner as those nominated by the directors.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for our Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

OTHER MATTERS

Our Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 19, 2014. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

ANNUAL MEETING OF STOCKHOLDERS OF

ANSYS, INC.

May 20, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17524
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 00033333000000000000 6	052014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		1.	Election of Directors:	FOR	AGAINST	ABSTAIN
			JAMES E. CASHMAN III	☐	☐	☐
			AJEI S. GOPAL	☐	☐	☐
			WILLIAM R. McDERMOTT	☐	☐	☐
		2.	A NON-BINDING, ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.	☐	☐	☐
		3.	THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

		NOTE:	Such other business as may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

	0	■

	ANSYS, INC.

	Proxy for Annual Meeting of Stockholders on May 20, 2014 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints JAMES E. CASHMAN III and MARIA T. SHIELDS, attorneys and proxies, with full power of substitution, to represent the undersigned and to vote all shares of ANSYS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ANSYS, Inc. to be held at the Southpointe Club, Southpointe, 360 Southpointe Blvd., Canonsburg, Pennsylvania on Tuesday, May 20, 2014, at 2:00 p.m. Eastern Time, or at any adjournments or postponements thereof, upon all matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

	(Continued and to be signed on the reverse side.)

■	14475	■

Important Notice of Availability of Proxy Materials for the Stockholder Meeting of

ANSYS, INC.

To Be Held On:

May 20, 2014 at 2:00 PM EST

Southpointe Club, Southpointe, 360 Southpointe Boulevard, Canonsburg, PA 15317

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 05/06/14.

Please visit http://www.astproxyportal.com/ast/17524, where the following materials are available for view:

• Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)

E-MAIL: info@amstock.com

WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE:	ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

	1.	Election of Directors:

JAMES E. CASHMAN III

AJEI S. GOPAL

WILLIAM R. McDERMOTT

	2.	A NON-BINDING, ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

	3.	THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please note that you cannot use this notice to vote by mail.

ANNUAL MEETING OF STOCKHOLDERS OF

ANSYS, INC.

May 20, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/17524

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

¢ 00033333000000000000 6	052014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		1.	Election of Directors:	FOR	AGAINST	ABSTAIN
			JAMES E. CASHMAN III	☐	☐	☐

			AJEI S. GOPAL	☐	☐	☐

			WILLIAM R. McDERMOTT	☐	☐	☐

		2.	A NON-BINDING, ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.	☐	☐	☐

		3.	THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 20, 2014

ANSYS, INC.

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 21, 2014
Date: May 20, 2014 Time: 2:00 PM EST
Location: Southpointe Club
360 Southpointe Boulevard Canonsburg, PA 15317

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000202109_1    R1.0.0.51160

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Combined Document

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:             www.proxyvote.com

2) BY TELEPHONE:        1-800-579-1639

3) BY E-MAIL*:                sendmaterial@proxyvote.com

*   If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 06, 2014 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Internal Use Only

0000202109_2    R1.0.0.51160

Voting items
The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors
Nominees
01	JAMES E. CASHMAN III
02	AJEI S. GOPAL
03	WILLIAM R. McDERMOTT
The Board of Directors recommends you vote FOR the following proposal(s):
2	A NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
3	THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
NOTE:	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

0000202109_3    R1.0.0.51160

Reserved for Broadridge Internal Control Information

Voting Instructions

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE

Broadridge Internal Use Only
THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE	Job #
Envelope #
Sequence #
# of # Sequence #

0000202109_    4 R1.0.0.51160